Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
May 4, 2011
News Media
Ruben Rodriguez (202) 624-6620

Financial Community
Douglas Bonawitz (202) 624-6129
WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2011 Earnings;
Increases Annual Guidance and Highlights Regulatory Developments
•	GAAP Earnings per share for the quarter down $0.01 to $1.55 compared to the prior year; Non-GAAP earnings per share for the quarter down $0.11 to $1.53 compared to the prior year

•	Non-GAAP earnings guidance for fiscal year 2011 increased to a range of $2.00 to $2.12 per share, an increase of $0.03 per share

•	Infrastructure rider approved in Virginia and new rate case for $30 million increase filed in Maryland
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2011, of $79.4 million, or $1.55 per share, compared to net income of $78.7 million, or $1.56 per share, reported for the quarter ended March 31, 2010.
For the first six months of fiscal year 2011, we reported net income determined in accordance with GAAP of $144.7 million, or $2.83 per share, compared to net income of $126.3 million, or $2.50 per share, reported for the comparative period of fiscal year 2010. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2011, are not indicative of the results expected for the 12 months ending September 30, 2011.
Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended March 31, 2011, our non-GAAP operating earnings were $78.4 million, or $1.53 per share, compared to non-GAAP operating earnings of $82.7 million, or $1.64 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2011, our non-GAAP operating earnings were $130.7 million, or $2.55 per share, compared to non-GAAP operating earnings of $133.5 million, or $2.64 per share, for the same period of the prior fiscal year.
“We are pleased to report second quarter earnings that, while below prior year levels, represent an improvement to the results anticipated in our previous annual guidance,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings. “These results combined with our strong first quarter performance demonstrate that we are successfully executing our strategies for growth in our non-utility businesses while at the same time efficiently managing our core utility operations in the face of rising costs. We have also recently taken steps to improve our opportunity in future periods to earn the authorized rates of return in our regulated utility business. On January 31, 2011, we filed a base rate case in Virginia requesting a $29.6 million annual revenue increase; on April 15, 2011, we filed a rate case in the state of Maryland requesting a $30 million increase in annual revenues and on April 21, 2011, the Virginia State Corporation Commission (SCC of VA) approved our request under the SAVE (Steps to Advance Virginia’s Energy Plan) law for approval of a five year, $116.5 million accelerated pipeline replacement plan. These initiatives will allow us to continue to provide safe and reliable service to our customers while realizing appropriate returns for our shareholders.”
Second Quarter Results by Business Segment
Regulated Utility Segment
For the quarter ended March 31, 2011, our regulated utility segment reported net income of $70.8 million, or $1.38 per share compared to net income of $91.0 million, or $1.80 per share, reported for the second quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $72.5 million, or $1.41 per share, for the quarter ended March 31, 2011, compared to non-GAAP operating earnings of $80.1 million, or $1.58 per share, for the same quarter of the prior fiscal year.
For the six months ended March 31, 2011, our regulated utility segment reported net income of $111.5 million, or $2.18 per share compared to net income $131.7 million, or $2.61 per share, reported for the six months ended March 31, 2010. After adjustments, non-GAAP operating earnings for the regulated utility segment were $116.8 million, or $2.28 per share, for the six months ended March 31, 2011, compared to non-GAAP operating earnings of $124.0 million, or $2.46 per share, for the same six months of the prior fiscal year.
For both the three and six months ended March 31, 2011, lower non-GAAP operating earnings reflect: (i) the impact of the reduction in Maryland depreciation rates effective on June 1, 2010, creating a timing difference between the recognition and recovery of depreciation expense; (ii) unfavorable effects of changes in natural gas consumption patterns and (iii) higher employee benefit expense due to changes in pension and retiree medical plan valuation assumptions. Partially offsetting these unfavorable variances were higher revenues from an increase in average active customer meters of more than 10,200 and 9,800 over the prior year three and six month periods, respectively, and a decrease in recurring business process outsourcing costs.

Retail Energy-Marketing Segment
For the quarter ended March 31, 2011, the retail energy-marketing segment reported net income of $9.6 million, or $0.19 per share, an increase of $21.0 million, or $0.42 per share, over a net loss of $(11.4) million, or $(0.23) per share, reported for the second quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $7.9 million, or $0.15 per share, for the quarter ended March 31, 2011, an increase of $4.4 million, or $0.08 per share, over non-GAAP operating earnings of $3.5 million, or $0.07 per share, for the same quarter of the prior fiscal year.
For the six months ended March 31, 2011, the retail energy-marketing segment reported net income of $34.4 million, or $0.67 per share, an increase of $38.3 million, or $0.75 per share, over a net loss of $(3.9) million, or $(0.08) per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $14.6 million, or $0.29 per share, for the six months ended March 31, 2011, an increase of $3.7 million, or $0.07 per share, over non-GAAP operating earnings of $10.9 million, or $0.22 per share, for the same period of the prior fiscal year.
For both the three and six month comparisons, the significant improvements in GAAP net income are due to unrealized mark-to-market gains attributable to certain wholesale energy supply and retail sales contracts compared to unrealized losses in the prior periods. The increases in non-GAAP operating earnings for both the three and six month periods primarily reflect higher realized natural gas and electricity margins, partially offset by higher operating expenses. Increases in natural gas sales margins are attributed to favorable price spreads on higher gas sales volumes driven by additional natural gas retail customers and favorable market conditions for portfolio optimization activity. Electric sales margins were higher due to higher electric sales volumes associated with customer growth. In addition, electricity unit margins were higher in the current quarter, as the prior year was impacted by increased balancing supply costs resulting from warmer weather which occurred in March 2010 and the pattern of margin recognition that results from sales under generally fixed-priced contracts with customers. Operating expenses were higher due to increased marketing initiatives (both mass market and large commercial) and higher labor costs.
Design-Build Energy Systems Segment
For the quarter ended March 31, 2011, the design-build energy systems segment reported net income of $74,000, an increase of $165,000 over a net loss of $(91,000) reported for the second quarter of the prior fiscal year. For the six months ended March 31, 2011, the design-build energy systems segment reported net income of $188,000, an increase of $491,000 over net loss of $(303,000) reported for the same period of the prior fiscal year. The increase in earnings is due to the commencement of project work for government agency customers that was delayed in the prior year, partially offset by higher operating expenses due to higher labor expense. There were no non-GAAP adjustments for this segment for either period.

Earnings Outlook
We are updating our GAAP earnings estimate for the fiscal year 2011 in a range of $2.36 to $2.48 per share. This estimate includes projected fiscal year 2011 earnings from our regulated utility segment in a range of $1.51 to $1.57 per share and projected fiscal year 2011 earnings from our unregulated business segments in a range of $0.85 per share to $0.91 per share.
We are also updating our consolidated earnings estimate for fiscal year 2011 based on non-GAAP operating earnings in a range of $2.00 per share to $2.12 per share. This estimate includes projected fiscal year 2011 non-GAAP operating earnings from our regulated utility segment in a range of $1.57 per share to $1.63 per share, and projected fiscal year 2011 non-GAAP operating earnings from our unregulated business segments in a range of $0.43 per share to $0.49 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on May 5, 2011, to discuss our second quarter financial results for fiscal year 2011. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through June 3, 2011.
Headquartered in Washington, D.C., WGL Holdings, Inc. has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment, which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	September 30,
(In thousands)	2011	2010

ASSETS
Property, Plant and Equipment
At original cost	$3,444,726	$3,383,364
Accumulated depreciation and amortization	(1,059,817)	(1,037,156)

Net property, plant and equipment	2,384,909	2,346,208

Current Assets
Cash and cash equivalents	190,004	8,849
Accounts receivable, net	522,418	298,212
Storage gas — at cost (first-in, first-out)	83,505	242,223
Other	124,355	167,981

Total current assets	920,282	717,265

Deferred Charges and Other Assets	564,508	580,421

Total Assets	$3,869,699	$3,643,894

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,264,008	$1,153,395
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	614,930	592,875

Total capitalization	1,907,111	1,774,443

Current Liabilities
Notes payable and current maturities of long-term debt	67,823	130,515
Accounts payable and other accrued liabilities	292,719	225,362
Other	249,766	188,174

Total current liabilities	610,308	544,051

Deferred Credits	1,352,280	1,325,400

Total Capitalization and Liabilities	$3,869,699	$3,643,894

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2011	2010	2011	2010

OPERATING REVENUES
Utility	$561,297	$611,625	$970,591	$1,002,157
Non-utility	455,924	445,013	842,504	781,904

Total Operating Revenues	1,017,221	1,056,638	1,813,095	1,784,061

OPERATING EXPENSES
Utility cost of gas	286,570	318,922	495,190	516,199
Non-utility cost of energy-related sales	422,325	451,783	751,118	764,988
Operation and maintenance	87,531	78,272	165,099	151,788
Depreciation and amortization	22,647	24,235	45,291	48,398
General taxes and other assessments	54,203	43,007	94,675	74,427

Total Operating Expenses	873,276	916,219	1,551,373	1,555,800

OPERATING INCOME	143,945	140,419	261,722	228,261
Other Income (Expenses) — Net	(1,320)	495	(432)	864
Interest Expense
Interest on long-term debt	10,123	10,008	19,897	19,903
AFUDC and other — net	249	194	421	56

Total Interest Expense	10,372	10,202	20,318	19,959

INCOME BEFORE INCOME TAXES	132,253	130,712	240,972	209,166
INCOME TAX EXPENSE	52,495	51,676	95,652	82,159

NET INCOME	79,758	79,036	145,320	127,007
Dividends on Washington Gas preferred stock	330	330	660	660

NET INCOME APPLICABLE TO COMMON STOCK	$79,428	$78,706	$144,660	$126,347

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,143	50,366	51,104	50,305
Diluted	51,242	50,572	51,191	50,502

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.55	$1.56	$2.83	$2.51
Diluted	$1.55	$1.56	$2.83	$2.50

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$70,843	$91,006	$111,527	$131,702

Non-utility operations:
Retail energy-marketing	9,582	(11,437)	34,401	(3,930)
Design-build energy systems	74	(91)	188	(303)
Other activities	(1,071)	(772)	(1,456)	(1,122)

Total non-utility	8,585	(12,300)	33,133	(5,355)

NET INCOME APPLICABLE TO COMMON STOCK	$79,428	$78,706	$144,660	$126,347

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS
	Twelve Months Ended March 31,

	2011	2010

Closing Market Price — end of period	$39.00	$34.65
52-Week Market Price Range	$40.00-$32.75	$35.02-$28.59
Price Earnings Ratio	15.5	14.9
Annualized Dividends Per Share	$1.55	$1.51
Dividend Yield	4.0%	4.4%
Return on Average Common Equity	10.4%	10.0%
Total Interest Coverage (times)	6.2	5.6
Book Value Per Share — end of period	$24.70	$23.65
Common Shares Outstanding — end of period (thousands)	51,167	50,570

UTILITY GAS STATISTICS
	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands)	2011	2010	2011	2010	2011	2010

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$383,596	$430,570	$655,034	$694,461	$825,361	$874,061
Commercial and Industrial — Firm	86,350	93,723	151,566	150,131	194,647	203,633
Commercial and Industrial — Interruptible	832	1,522	1,614	2,920	2,497	4,132
Electric Generation	275	275	550	550	1,100	1,100

	471,053	526,090	808,764	848,062	1,023,605	1,082,926

Gas Delivered for Others
Firm	68,434	66,904	115,753	113,949	162,756	161,991
Interruptible	17,957	17,357	32,854	29,691	50,279	47,417
Electric Generation	48	53	118	101	506	276

	86,439	84,314	148,725	143,741	213,541	209,684

	557,492	610,404	957,489	991,803	1,237,146	1,292,610
Other	3,805	1,221	13,102	10,354	29,074	25,758

Total	$561,297	$611,625	$970,591	$1,002,157	$1,266,220	$1,318,368

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands of therms)	2011	2010	2011	2010	2011	2010

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	338,757	352,690	576,929	569,441	669,845	680,212
Commercial and Industrial — Firm	79,413	84,019	142,452	137,216	175,770	179,746
Commercial and Industrial — Interruptible	801	1,416	1,593	2,867	2,375	4,052

	418,971	438,125	720,974	709,524	847,990	864,010

Gas Delivered for Others
Firm	212,528	211,568	379,340	370,468	489,970	484,858
Interruptible	93,536	97,875	179,865	175,422	272,266	275,725
Electric Generation	7,050	12,418	23,362	23,550	172,807	79,989

	313,114	321,861	582,567	569,440	935,043	840,572

Total	732,085	759,986	1,303,541	1,278,964	1,783,033	1,704,582

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	302,407	265,962	518,928	442,937	669,309	608,137
Number of Customers (end of period)	173,400	159,700	173,400	159,700	173,400	159,700

Electricity Sales
Electricity Sales (thousands of kWh)	2,610,955	2,134,831	5,057,410	4,008,214	10,325,398	7,394,582
Number of Accounts (end of period)	183,700	130,100	183,700	130,100	183,700	130,100

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	68.54 ¢	77.27 ¢	68.14 ¢	74.58 ¢	69.72 ¢	74.51 ¢

HEATING DEGREE DAYS

Actual	2,207	2,177	3,712	3,608	3,929	3,959
Normal	2,109	2,104	3,455	3,451	3,769	3,767
Percent Colder than Normal	4.6%	3.5%	7.4%	4.5%	4.2%	5.1%

Average Active Customer Meters	1,088,647	1,078,358	1,083,555	1,073,732	1,080,292	1,070,924

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Three Months Ended March 31, 2011
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$70,843	$9,582	$74	$(1,071)	$79,428
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	2,869	(1,683)	—	(950)	236
Storage optimization program (b)	(637)	—	—	—	(637)
Amortization of derivative contract termination (c)	(645)	—	—	—	(645)
Weather derivative products (d)	58	—	—	—	58

Non-GAAP operating earnings (loss)	$72,488	$7,899	$74	$(2,021)	$78,440

GAAP diluted earnings (loss) per average common share (51,242 shares)	$1.38	$0.19	$—	$(0.02)	$1.55
Per share effect of non-GAAP adjustments	0.03	(0.04)	—	(0.01)	(0.02)

Non-GAAP operating earnings (loss) per share	$1.41	$0.15	$—	$(0.03)	$1.53

Three Months Ended March 31, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities^	Consolidated

GAAP net income (loss)	$91,006	$(11,437)	$(91)	$(772)	$78,706
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(9,760)	14,907	—	—	5,147
Storage optimization program (b)	871	—	—	—	871
Amortization of derivative contract termination (c)	(579)	—	—	—	(579)
Weather derivative products (d)	(1,424)	—	—	—	(1,424)

Non-GAAP operating earnings (loss)	$80,114	$3,470	$(91)	$(772)	$82,721

GAAP diluted earnings (loss) per average common share (50,572 shares)	$1.80	$(0.23)	$—	$(0.01)	$1.56
Per share effect of non-GAAP adjustments	(0.22)	0.30	—	—	0.08

Non-GAAP operating earnings (loss) per share	$1.58	$0.07	$—	$(0.01)	$1.64

Six Months Ended March 31, 2011
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$111,527	$34,401	$188	$(1,456)	$144,660
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	8,799	(19,809)	—	579	(10,431)
Storage optimization program (b)	(2,357)	—	—	—	(2,357)
Amortization of derivative contract termination (c)	(1,074)	—	—	—	(1,074)
Weather derivative products (d)	(124)	—	—	—	(124)

Non-GAAP operating earnings (loss)	$116,771	$14,592	$188	$(877)	$130,674

GAAP diluted earnings (loss) per average common share (51,191 shares)	$2.18	$0.67	$—	$(0.02)	$2.83
Per share effect of non-GAAP adjustments	0.10	(0.38)	—	—	(0.28)

Non-GAAP operating earnings (loss) per share	$2.28	$0.29	$—	$(0.02)	$2.55

Six Months Ended March 31, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities^	Consolidated

GAAP net income (loss)	$131,702	$(3,930)	$(303)	$(1,122)	$126,347
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(7,351)	14,869	—	—	7,518
Storage optimization program (b)	1,256	—	—	—	1,256
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	(638)	—	—	—	(638)

Non-GAAP operating earnings (loss)	$124,005	$10,939	$(303)	$(1,122)	$133,519

GAAP diluted earnings (loss) per average common share (50,502 shares)	$2.61	$(0.08)	$(0.01)	$(0.02)	$2.50
Per share effect of non-GAAP adjustments	(0.15)	0.30	—	(0.01)	0.14

Non-GAAP operating earnings (loss) per share	$2.46	$0.22	$(0.01)	$(0.03)	$2.64

*	Other Activities for fiscal year 2011 include the results of operations of Capitol Energy Ventures and WGSW, Inc. and include non-GAAP adjustments for net unrealized losses (gains) on energy-related derivatives. Per share amounts may include adjustments for rounding.

^	Other Activities for fiscal year 2010 may include adjustments for rounding in its per share amounts.

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Fiscal Year 2011
	Quarterly Period Ended (e)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$65,232	$79,428			$144,660
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(10,667)	236			(10,431)
Storage optimization program (b)	(1,720)	(637)			(2,357)
Amortization of derivative contract termination (c)	(429)	(645)			(1,074)
Weather derivative products (d)	(182)	58			(124)

Non-GAAP operating earnings	$52,234	78,440			$130,674

Diluted average common shares outstanding	51,143	51,242			51,191

GAAP diluted earnings per average common share	$1.28	$1.55			$2.83
Per share effect of non-GAAP adjustments	(0.26)	(0.02)			(0.28)

Non-GAAP operating earnings per share	$1.02	$1.53			$2.55

Fiscal Year 2010
	Quarterly Period Ended (e)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$47,641	78,706			$126,347
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,371	5,147			7,518
Storage optimization program (b)	385	871			1,256
Amortization of derivative contract termination (c)	(385)	(579)			(964)
Weather derivative products (d)	786	(1,424)			(638)

Non-GAAP operating earnings	$50,798	$82,721			$133,519

Diluted average common shares outstanding	50,429	50,572			50,502

GAAP diluted earnings per average common share	$0.94	$1.56			$2.50
Per share effect of non-GAAP adjustments	0.07	0.08			0.14

Non-GAAP operating earnings per share	$1.01	$1.64			$2.64

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss was recognized during fiscal year 2010 and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.

(d)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2011

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.36	$2.48
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.28)	(0.28)
Storage optimization program (b)	(0.06)	(0.06)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$2.00	$2.12

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.51	$1.57
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.14	0.14
Storage optimization program (b)	(0.06)	(0.06)
Amortization of derivative contract termination (c)	(0.02)	(0.02)

Non-GAAP Operating Earnings Per Share Guidance Range	$1.57	$1.63

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.85	$0.91
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.42)	(0.42)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.43	$0.49

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2011. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and to Capitol Energy Ventures in the other activities segment are recorded directly to income.

(b)	Adjustment relates to the current period settlement of physical and financial derivatives resulting from the optimization of the regulated utility segment’s system storage capacity assets.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in fiscal year 2011 and in future periods to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.